Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January 1, 2011 (the “Execution Date”) is by and between Wayne L. Adams (“Employee”) and Century Exploration Houston, Inc., a Delaware corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, Employer is engaged in the business of oil and gas exploration and development; and

WHEREAS, Employer has entered into a Participation and Exploration Agreement, dated effective as of June 1,2005 with TechXplore, L.P. (the “P&E Agreement”);

WHEREAS, Employee is a limited partner of TechXplore, L.P.; and

WHEREAS, Employer desires to employ Employee as Senior Vice President to manage the operations of Employer’s Houston office and the exploration efforts described in the P &E Agreement and generate new business opportunities within the Exploration Area (as defined in the P &E Agreement);

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

2. Duties of Senior Vice President.

(a)	General. Employee is employed to exclusively and actively participate in the following:

(i)	oversight of all operations, both administrative and technical, of Employer’s Houston office and the exploration efforts described within the P&E Agreement;

(ii)	generating and identifying new business opportunities lying within the boundaries of the Exploration Area;

(iii)	offering substantial input on all strategic decisions regarding Employer’s activities and business objectives within the Exploration Area; and

(iv)	such other activities as may be requested by the Board of Directors of Employer in support of the exploration efforts described in the P&E Agreement

All work and services performed by Employee shall be subject to review by Employer. Employer shall have the power to reasonably direct what duties Employee shall perform, how those duties shall be performed, and when those duties shall be performed. The power to direct, control and supervise in detail the duties to be performed, and the means, manner, and time of performing such duties shall be exercised by the Board of Directors of Employer and/or the persons designated by the Board of Directors.

3. Term. The employment of Employee shall commence January 1, 2011 and shall continue until December 31, 2011.

4. Compensation. As compensation for his services rendered under this Agreement, Employee shall be entitled to receive the following:

(a) Salary. Commencing on the Execution Date, Employee shall be entitled to receive an annual salary in the amount of Two Hundred Thousand Dollars ($200,000), subject to adjustment in the ordinary course of employee salary review by Employer. All compensation to Employee hereunder shall be subject to withholding tax and other employment taxes as required under applicable federal and state laws and regulations.

(b) Expenses. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement. The Board of Directors of Employer shall determine the extent of prior authorization required, if any, and required documentation regarding such reimbursable expenses.

(c) Benefits. During the Term, Employee shall be entitled to receive only such group benefits as set forth in Exhibit “A” to this Agreement.

(d) Vacation and Paid Legal Holidays. Employee shall be entitled to a minimum ten (10) working days paid vacation each year of the Term of this Agreement and paid legal holidays as reasonably determined by the Board of Directors of Employer.

5. Working Facilities. Employer shall furnish Employee with facilities and services suitable for the adequate performance of Employee’s duties hereunder, but in no event less suitable for Employee’s services than those facilities provided to Employee on the date hereof.

6. Confidentiality. In connection with the performance of his duties under this Agreement, the Prior Agreement (as hereinafter defined), and that certain Consulting Agreement dated May 9, 2003, but effective as of January 1, 2003, between Employee and Employer, and in connection with the P &E Agreement and that certain agreement dated May 9, 2003 to which Employee and Employer were parties (together, the “Exploration Agreements”), Employer has disclosed and will continue to disclose to Employee, and there has been developed and will continue to be developed for the benefit of the parties to the Exploration Agreements, certain confidential information, which is proprietary and valuable, relating to possible oil and gas exploration activities in Louisiana and Texas (the “Areas”) which are the subject of the Exploration Agreements, which confidential information includes, but is not limited to, geological and geophysical data, maps, models, and interpretations, and may include commercial, contractual and financial information (hereinafter referred to as the “Confidential Information”). Employee hereby agrees to the following in respect of the Confidential Information during the term of the P&E Agreement and any extension thereof:

(a) Employee shall maintain the Confidential Information strictly confidential and the Confidential Information shall not be used by Employee or sold, traded, published or otherwise disseminated to anyone, in any manner whatsoever, including by means of photocopy or other reproduction, without Employer’s prior written consent, except as provided in subparagraphs (b) and (c) below.

(b) Except with respect to TechXplore’s rights pursuant to the P&E Agreement, neither Employee nor any entity of which Employee is an owner or beneficiary shall, directly or indirectly, acquire, or cause any third party to acquire, any oil and gas leases or other mineral interests within the Area.

(c) Employee may disclose the Confidential Information without Employer’s prior written consent only to the extent that such information:

(i) is already in the possession of Employee at the time of its disclosure to Employee;

(ii) is already in possession of the public or becomes available to the public other than through the act or omission of Employee;

(iii) is required to be disclosed under applicable law or by a governmental or stock exchange order, decree, regulation or rule (provided that Employee shall give written notice to Employer prior to such disclosure); or

(iv) is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by Employee.

(d) Employee shall be entitled to disclose the Confidential Information without Employer’s prior written consent to such of the following persons who have a clear need to know in order to evaluate a Prospect (as defined in the P&E Agreement):

(i) employees, officers and directors of Employer or an Employer Affiliated Company (as hereinafter defined);

(ii) any professional consultant or agent retained by Employer for the purpose of evaluating the Confidential Information; or

(iii) any bank or institution funding TechXplore’s participation in the Area, including any professional consultant retained by such bank for the purpose of evaluating the Confidential Information.

Prior to making any such disclosures to persons under clauses (ii) or (iii) above, however, Employee shall notify Employer and, provided that Employer consents to such proposed disclosure, Employee shall thereafter obtain from each person to whom such disclosure is to be made an undertaking of confidentiality, in substantially the same form and content as contained herein.

(e) Employee shall only use or permit the use of the Confidential Information to evaluate oil and gas exploration opportunities within the Area for the benefit of Employer and TechXplore pursuant to the P&E Agreement.

(f) Employee shall make diligent efforts to ensure that all the persons to whom the Confidential Information is disclosed pursuant to this Section 6 shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. If Employee makes such diligent efforts and a third party to which Employee disclosed Confidential Information discloses or uses such Confidential Information to the detriment of Employer, Employee shall not be liable for any costs or damages to Employer arising thereby.

(g) The Confidential Information shall remain the property of Employer and Employer may demand the return thereof at any time upon giving written notice to Employee. Within ten (10) days of receipt of such notice, Employee shall return to Employer all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic), in the possession of the persons to whom it was disclosed pursuant to subparagraph (d) hereof.

(h) Subject to the P&E Agreement and any other agreements between Employee and Employer or any entity of which Employee is any owner, the provisions of this Section 6 shall terminate upon the termination of the P&E Agreement, including any extension thereof.

(i) Employer hereby represents and warrants that it has the right and authority to disclose the Confidential Information to Employee. Employer, however, makes no representations or warranties, express or implied, as to the quality, accuracy, completeness or materiality of the Confidential Information disclosed or developed hereunder. Employee expressly acknowledges the inherent risk of error in the acquisition, processing and interpretation of geological and geophysical data, and that any reliance on or use of the Confidential Information is at the sole risk of Employee. Employer, any Employer Affiliated Company, and their respective officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by Employee. “Employer Affiliated Company” shall mean any company or entity which (i) controls either directly or indirectly Employer, (ii) is controlled directly or indirectly by Employer, or (iii) is directly or indirectly controlled by a company or entity which directly or indirectly controls Employer. “Control” means the right to exercise 50% or more of the voting rights of such company.

7. Termination. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

(a)	The expiration of the Term;

(b) The death of Employee;

(c) The “disability” (as hereinafter defined) of Employee;

(d) Written notice to Employee from Employer of termination for “just cause” (as hereinafter defined);

(e) Written notice of termination to Employer from Employee; or

(f) The written agreement of Employer and Employee to terminate this Agreement at any time.

For purposes of Section 7(c) above, the “disability” of Employee shall mean (a) having a mental or physical incapacity sufficiently serious that Employer may reasonably anticipate that Employee will be unable to resume the normal performance of his duties within the six months succeeding the commencement of Employee’s incapacity, or (b) such Employee’s receipt of benefits for a period of six consecutive months by reason of disability under a salary continuation, or other disability plan, maintained for Employee’s benefit. In the event of such mental or physical incapacity, Employee agrees upon Employer’s request to submit Employee’s medical records to be examined by an independent third-party doctor selected by Employer whose decision shall govern for purposes of determining the existence of a disability.

For purposes of Section 7(d) above, “just cause” shall mean (a) Employee’s conviction of a crime involving moral turpitude or a crime including the imposition of a sentence for a term of imprisonment in a federal or state penitentiary, (b) Employee’s failure or refusal to follow, in any material respect, reasonable instructions of the Board of Directors of Employer, following written notice thereof provided by the Board of Directors, (c) after written notice thereof provided by the Board of Directors, Employee’s continued failure or refusal to comply, in any material respect, with the reasonable policies, standards and regulations of Employer, which from time to time may be established, (d) after written notice thereof provided by the Board of Directors, Employee’s continued failure or refusal to faithfully and diligently perform, in any material respect, the usual customary duties of his employment hereunder, (e) Employee’s breach or default, in any material respect, in the performance of his obligations hereunder, (t) after written notice provided by the Board of Directors, Employee continues to conduct himself in an unprofessional, unethical, immoral or fraudulent manner, (g) Employee is found guilty of unprofessional or unethical conduct by any board, institution, organization or professional society having any privilege or right to pass upon the conduct of Employee, or (h) Employee’s conduct discredits Employer or is detrimental to the reputation, character and standing of Employer.

8. Relationship Between the Parties. The parties recognize that the business affairs of Employer shall be managed by the Board of Directors or persons designated by the Board of Directors and the relationship between Employer and Employee shall be that of an employer and an employee. Employee shall be considered and treated as having employee status, but he shall be entitled only to those benefits specifically set forth on Exhibit “A” of this Agreement. Employee shall not be entitled to any other benefits not listed on Exhibit “A”, including any pension, bonus, profit-sharing, or deferred compensation, or similar employee fringe benefits for the regular employees’ of Employer unless so agreed upon in writing.

9. Option to Become Consultant. Employee shall retain the option, at his sole discretion, to change the legal arrangement under which he will provide the services described in the P&E Agreement and this Agreement to Employer, by electing to terminate his employment with Employer and becoming a full-time consultant with Employer. This option may be exercised any time within the Term, and will become effective thirty (30) days after giving written notice of such change to Employer.

If Employee elects to change his employment status to that of a consultant, then he shall no longer be entitled to any of the benefits set forth on Exhibit “A”. Employee will be entitled to reimbursement of the monthly cost of “COBRA” insurance supplied by Employer as long as he is entitled to such coverage. When said COBRA coverage expires, or if Employee elects not to take or drop said COBRA coverage, then he will not be entitled to any reimbursement of monthly cost for alternative coverage.

If Employee elects to change his employment status, then Employer and Employee will promptly enter into a mutually acceptable Consulting Agreement covering the remainder of the Term. Save and except the changes set forth above, all other provisions of this Agreement and the P &E Agreement will remain in force and effect.

10. Prohibition Against Assignment. Employee agrees on behalf of himself and of his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefit under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or any executor, administrator, heir, legatee, distributee or other persons claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement or of such rights, interests, and benefits contrary to the foregoing provisions or the levy of any attachment or similar process thereupon shall be null and void and without effect.

11. Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this Agreement (either actual or threatened) by Employee, Employer’s remedies at law may be inadequate. Accordingly, Employee agrees that in such event Employer shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party (unless otherwise required by applicable law), but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

12. Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer:

Century Exploration Houston, Inc.
Attn: Howard A. Settle
1537 Bull Lea Road, Suite 200
Lexington, Kentucky 40511

If to Employee:

Wayne L. Adams
1425 Banks Street
Houston, Texas 77006

13. Entire Agreement; Amendments. With the exception of the P&E Agreement, this Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the parties hereto, including, without limitation, that certain Employment Agreement dated February 1, 2004 between Employee and Employer (the “Prior Agreement”). If there is a conflict between the provisions of this Agreement and the P&E Agreement, the provisions of the P&E Agreement shall govern. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.

14. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and permitted assigns.

15. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

16. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

17. Costs. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

18. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

19. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer:

Century Exploration Houston, Inc.

/s/ Howard A. Settle
By: Howard A. Settle
Its: President

Employee:

/s/ Wayne L. Adams
Wayne L. Adams